Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-182401 on Form S-3 of Hines Real Estate Investment Trust, Inc. of our report dated March 24, 2016, relating to the consolidated financial statements of Hines US Core Office Fund LP and subsidiaries, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of ASU 2014-08, appearing in this Annual Report on Form 10-K of Hines Real Estate Investment Trust, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Houston, Texas
March 28, 2016